Exhibit 99.1

Environmental Impact Acquisition Corp. Announces Pricing of Upsized $180 Million Initial Public Offering

NEW YORK, NY, January 13, 2021 /PRNewswire/ -- Environmental Impact Acquisition Corp. (the “Company”), a special purpose acquisition company sponsored by CG Investments Inc. VI, an affiliate of Canaccord Genuity ., today announced the pricing of its upsized initial public offering of 18,000,000 units at a price of $10.00 per unit. The units will be listed on the Nasdaq Capital Market (“Nasdaq”) and trade under the ticker symbol “ENVIU” beginning on January 14, 2021.

Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and the warrants are expected to be listed on the Nasdaq under the symbols “ENVI” and “ENVIW,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. The offering is expected to close on January 19, 2021.

The Company intends to use the net proceeds from this offering to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. HB Strategies LLC, the Company’s anchor investor and an affiliate of Hudson Bay Capital Management LP, has agreed to purchase an aggregate of 1,750,000 warrants at a price of $1.00 per warrant for an aggregate purchase price of $1,750,000 in a private placement that will close simultaneously with the closing of this offering. In addition, the Company will issue an aggregate of 750,000 insider warrants to its sponsor and independent directors at the closing of this offering.

Canaccord Genuity LLC is acting as the sole book-running manager. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,700,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Canaccord Genuity LLC, 99 High Street, 12th Floor, Boston, Massachusetts 02110, Attention: Syndicate Department, or by email at prospectus@cgf.com.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on January 13, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Environmental Impact Acquisition Corp.

Environmental Impact Acquisition Corp. is a blank check company incorporated for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses. While the Company may pursue a business combination target in any industry or geographic region, the Company intends to focus on identifying businesses that offer products, services and technologies that, in addition to serving the needs of customers, generate positive impacts for the environment. The Company is sponsored by CG Investments Inc. VI, an affiliate of Canaccord Genuity, which manages several investment vehicles.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contacts

Investors:
Daniel Coyne Chief Executive Officer ENVI.Inquiries@cgf.com